UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 12, 2012

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices)  (Zip Code)

(816) 854-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed in the Current Report on Form 8-K filed by H&R Block, Inc. (the “Company”) on April 25, 2012, Philip L. Mazzini resigned as President of Retail Tax Services of the Company, effective April 30, 2012.  On June 12, 2012, HRB Tax Group, Inc., a subsidiary of the Company, entered into a Severance and Release Agreement (the “Severance Agreement”) with Mr. Mazzini. Under the terms of the Severance Agreement, Mr. Mazzini will receive a lump sum cash payment in the amount of $875,000, less applicable deductions, as severance payments under the applicable H&R Block, Inc. Executive Severance Plan (the “Plan”), plus a COBRA subsidy in the amount of $11,923, less applicable tax withholdings.  Under the terms of the Plan, Mr. Mazzini is also entitled to accelerated vesting of stock options to purchase 13,334 shares of the Company’s common stock at $16.89 per share, vesting of a pro-rata portion of the award of outstanding performance shares granted under the 2003 Long-Term Executive Compensation Plan, and accelerated vesting of 2,231 restricted shares of the Company’s common stock.  Mr. Mazzini will also receive a maximum monthly allowance of $1,000 per month for outplacement services for up to 15 months.  Under the terms of the Severance Agreement, Mr. Mazzini will be entitled to receive any award payable under any applicable Short-Term Incentive (“STI”) Plan for the Company’s 2012 fiscal year based upon his actual performance and the Company’s attainment of goals established under the STI Plan as determined by the Company’s Board of Directors.

The foregoing description of the Severance Agreement is qualified in its entirety by reference to the full text of the Severance Agreement, which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
10.1	Severance and Release Agreement between HRB Tax Group, Inc. and Philip L. Mazzini

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date: June 18, 2012	By:/s/ Scott W. Andreasen
Scott W. Andreasen
Vice President and Secretary

EXHIBIT INDEX

10.1	Severance and Release Agreement between HRB Tax Group, Inc. and Philip L. Mazzini